Exhibit 21

LIST OF SUBSIDIARIES

Name	State or Jurisdiction of Incorporation or Organization
MarineMax East, Inc.(1)	Delaware
MarineMax Services, Inc.(2)	Delaware
MarineMax Northeast, LLC(2)	Delaware
Boating Gear Center, LLC(2)	Delaware
US Liquidators, LLC(1)	Delaware
Newcoast Financial Services, LLC(1)	Delaware
My Web Services, LLC(1)	Delaware
MarineMax Charter Services, LLC(2)	Delaware
MarineMax Vacations, LTD(2)	British Virgin Islands

(1)	Wholly owned subsidiary of MarineMax, Inc.

(2)	Wholly owned subsidiary of MarineMax East, Inc.